Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS RECORD FOURTH QUARTER AND FULL YEAR REVENUES
WITH CONTINUED STRONG BOOKINGS AND EARNINGS MOMENTUM

Tracking ahead of SEA Change targets

MIAMI (December 21, 2023) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) reports fourth quarter and full year 2023 earnings and provides an outlook for the full year and first quarter 2024.

Key Highlights

Full Year 2023

•Full year revenues hit an all-time high of $21.6 billion.
•Full year cash from operations was $4.3 billion and adjusted free cash flow was $2.1 billion (see “Non-GAAP Financial Measures” below).
•U.S. GAAP net loss of $74 million and positive adjusted net income of $1 million outperformed the September guidance range (see “Non-GAAP Financial Measures” below).
•The company made debt payments of $6 billion, reducing its debt balance by $4.6 billion from its peak in the first quarter of 2023 and ended the year with $5.4 billion of liquidity.
•The company entered 2024 with its best booked position on record, for both price and occupancy.

Fourth Quarter 2023

•Record fourth quarter revenues of $5.4 billion with record net per diems (in constant currency) significantly exceeding 2019 levels and above the September guidance range and record net yields (in constant currency) (see “Non-GAAP Financial Measures” below).
•Booking volumes for the two weeks around Black Friday and Cyber Monday reached an all-time high for that period.
•Total customer deposits reached a fourth quarter record of $6.4 billion, surpassing the previous fourth quarter record of $5.1 billion (as of November 30, 2022), by 25 percent.

“We ended the year on a high note with another record-breaking quarter that exceeded expectations and achieved positive full year adjusted net income. In fact, we consistently outperformed in all four quarters of the year, buoyed by a strengthening demand environment across all our brands,” commented Carnival Corporation & plc’s Chief Executive Officer Josh Weinstein.

“Net yields for the fourth quarter continued on a positive trajectory, were significantly higher than a very strong 2019 and even higher than we had anticipated, enabling us to overcome four years of high cost inflation to deliver five percent higher per unit EBITDA than 2019 (holding fuel and currency constant),” Weinstein added.

“Thanks to a strong second half of 2023, we are already tracking ahead of our plan to achieve SEA Change, our three-year financial targets calling for the highest adjusted ROIC and adjusted EBITDA per ALBD in nearly two decades. Based on our 2024 guidance, we expect to deliver another big step forward, positioning us more than halfway toward realizing all our 2026 SEA Change targets. With nearly two-thirds of 2024 on the books already, we are well positioned to obtain another year of record revenues and adjusted EBITDA,” Weinstein noted.

Fourth Quarter 2023 Results

•U.S. GAAP net loss of $48 million, or $(0.04) diluted EPS, and adjusted net loss of $90 million, or $(0.07) adjusted EPS, was above the better end of the September guidance range (see “Non-GAAP Financial Measures” below).
•Adjusted EBITDA of $946 million exceeded the September guidance range, driven by continued strength in demand, which is driving ticket prices higher (see “Non-GAAP Financial Measures” below).
•Record fourth quarter revenues of $5.4 billion, with record net per diems (in constant currency) significantly exceeding 2019 levels, and above the September guidance range and record net yields (in constant currency).
•While gross margin yields were down 4.6 percent, net yields (in constant currency) exceeded strong 2019 levels by 7.8 percent.
◦Occupancy in the fourth quarter of 2023 was over 101 percent, in line with the company’s expectations and historical levels.
◦Gross margin per diems were down 2.3 percent compared to 2019, while net per diems (in constant currency) exceeded 2019 levels by over 10 percent and were three percentage points better than the midpoint of the September guidance range.
•Cruise costs per ALBD increased 12 percent as compared to the fourth quarter of 2019. Adjusted cruise costs excluding fuel per ALBD (in constant currency) increased 11 percent compared to the fourth quarter of 2019 and were in line with September guidance (see “Non-GAAP Financial Measures” below).
•Total customer deposits reached a fourth quarter record of $6.4 billion, surpassing the previous fourth quarter record of $5.1 billion (as of November 30, 2022), by 25 percent.

Bookings

“We entered the year with the best booked position we have ever seen, and now have nearly two-thirds of our occupancy already on the books for 2024, at considerably higher prices (in constant currency). We continue to experience strong bookings momentum across the board, with our European brands showing remarkable strength during the quarter with booking volumes running up well into the double digits at considerably higher prices (in constant currency),” Weinstein noted.

Weinstein continued, “Our yield management strategy to base load bookings is clearly working as we pull forward booking volumes on strong pricing. We continue to build on that momentum with our ongoing advertising investments and lead generation efforts, increasing support from our trade partners, and the exceptional guest experiences our team members provide onboard every day, helping to deliver millions of cruising advocates.”

Booking volumes during the fourth quarter continued at significantly elevated levels, above both prior year and 2019 comparable periods, while recent booking volumes for the two weeks around Black Friday and Cyber Monday reached an all-time high for that period. Pricing on bookings during the fourth quarter was considerably higher than prior year pricing (in constant currency).

The cumulative advanced booked position is at considerably higher prices (in constant currency) than 2023 levels, with each quarter of 2024 booked above the high end of the historical range.

2024 Outlook

For the full year 2024, the company expects:

•Adjusted EBITDA of approximately $5.6 billion, over 30 percent growth compared to 2023
•Net yields (in constant currency) up approximately 8.5 percent compared to 2023, with full year occupancy returning to historical levels and nicely higher net per diems (in constant currency) reflecting continued strength in pricing and onboard spending
•Adjusted cruise costs excluding fuel per ALBD (in constant currency) up approximately 4.5 percent compared to 2023

For the first quarter of 2024, the company expects:

•Adjusted EBITDA of approximately $0.8 billion, more than double the first quarter of 2023
•Net yields (in constant currency) up approximately 16.5 percent compared to the first quarter of 2023 with occupancy returning to historical levels as the company closes the remaining occupancy gap in the first half of the year
•Adjusted cruise costs excluding fuel per ALBD (in constant currency) up approximately 9.5 percent compared to the first quarter of 2023 primarily due to higher occupancy levels, the timing of advertising investments and dry-dock related expenses compared to the prior year

See “Guidance” and “Reconciliation of Forecasted Data” for additional information on the company’s 2024 outlook.

Financing and Capital Activity

“During 2023, we made debt payments of $6 billion and ended the year with just over $30 billion of debt, which is $3 billion better than we forecasted just nine months ago during our March conference call and almost $5 billion off the first quarter peak,” noted Carnival Corporation & plc Chief Financial Officer David Bernstein.

“And looking forward, we will continue to evaluate refinancing opportunities and opportunistically prepay additional debt. Furthermore, we expect durable revenue growth to drive increases in adjusted free cash flow in 2024 and beyond, which will be the primary driver for paying down our debt balances on our path back to investment grade,” Bernstein added.

During 2023, the company generated cash from operations of $4.3 billion and adjusted free cash flow of $2.1 billion, making a significant contribution toward rebuilding the company’s financial strength.

During the fourth quarter of 2023, the company reduced its debt by another $725 million and for the full year made debt payments of $6 billion while ending the fourth quarter with $5.4 billion of liquidity, including cash and borrowings available under the revolving credit facility. In addition, the company amended an agreement with one of its credit card processors and now expects an additional $800 million to be returned during the first quarter of 2024, representing substantially all of the credit card reserves balance as of November 30, 2023.

Sustainability

The company continues to work aggressively towards its greenhouse gases (“GHG”) emission reduction goals and ambitions through innovative projects aligned with its four-part emission reduction strategy: fleet optimization; energy efficiency; itinerary efficiency; and new technologies & alternative fuels. In 2023, the company:

•Reduced its absolute GHG emissions by over 10 percent as compared to its peak year of 2011, despite capacity growth of 30 percent over the same period.
•Achieved a 15.5 percent reduction in fuel consumption per ALBD compared to 2019 and expects another four percent reduction in fuel consumption per ALBD for full year 2024 compared to 2023.
•Now expects to achieve its 2030 GHG emission intensity reduction goal four years early, targeting more than a 20 percent reduction in emission intensity by the end of 2026 compared to 2019.
•Surpassed its 2030 goal to achieve shore power capability for 60 percent of its fleet, seven years ahead of schedule; now, 64 percent of the company’s fleet has the capability to connect to shore power.
•Successfully piloted the use of biofuels as a replacement for fossil fuel on one additional ship, bringing its cumulative completed biofuel pilots to three ships.
•Delivered 38 percent reduction in food waste per person relative to its 2019 baseline, nearing its interim goal to reduce food waste by 40 percent per person by 2025, and on pace toward its 2030 goal of a 50 percent reduction.

Other Recent Highlights

•Carnival Corporation’s brands launched advertising campaigns with Costa Cruises focusing on moments where guests are left speechless, P&O Cruises (UK) highlighting the unique experiences of a cruise holiday, AIDA Cruises inviting guests to experience oneself, and Holland America Line continuing its “Time of Your Life” campaign.
•Carnival Corporation was named one of the World’s Top Female-Friendly Companies and one of the World’s Best Employers of 2023 by Forbes, both for the third consecutive year.
•Carnival Cruise Line took delivery of Carnival Jubilee, offering an exciting mix of new entertainment, dining and fun to one of the line’s most popular homeports, Galveston, Texas.
•Carnival Cruise Line announced hundreds of sailings to its new destination on Grand Bahama Island “Celebration Key” with 18 different ships departing from nine different homeports.

Guidance

(See “Reconciliation of Forecasted Data”)

	1Q 2024		Full Year 2024
Year over year change	Current Dollars	Constant Currency	Current Dollars	Constant Currency
Net yields	Approx. 16.5%	Approx. 16.5%	Approx. 8.5%	Approx. 8.5%
Adjusted cruise costs excluding fuel per ALBD	Approx. 10.0%	Approx. 9.5%	Approx. 4.5%	Approx. 4.5%

	2024
	1Q	2Q	3Q	4Q	Full Year
ALBDs (in millions) (a)	23.1	23.9	25.2	24.0	96.2

(a)    See “Notes to Statistical Information”

	1Q 2024	Full Year 2024
Capacity growth compared to prior year	4.6%	5.4%

Fuel consumption in metric tons (in millions)	0.7	3.0
Fuel cost per metric ton consumed (excluding European Union Allowance (“EUA”))	$665	$650
EUA cost per metric ton of emissions	$75	$75
EUA expense (in millions)	$3	$51
Fuel expense (including EUA expense) (in billions)	$0.5	$2.0

Depreciation and amortization (in billions)	$0.6	$2.6
Interest expense, net of capitalized interest and interest income (in billions)	$0.45	$1.74

Adjusted EBITDA (in billions)	Approx. $0.8	Approx. $5.6
Adjusted net income (loss) (in billions)	Approx. $(0.28)	Approx. $1.2
Adjusted earnings per share - diluted (a)	Approx. $(0.22)	Approx. $0.93
Weighted-average shares outstanding - basic	1,264	1,273
Weighted-average shares outstanding - diluted	1,264	1,398

(a)    Diluted adjusted earnings per share for the full year 2024 includes the add-back of dilutive interest expense related to the company’s convertible notes of $94 million. The add-back expense is antidilutive to the first quarter of 2024 calculation and accordingly has been excluded.

Currencies (USD to 1)	1Q 2024	Full Year 2024
AUD	$0.67	$0.67
CAD	$0.75	$0.75
EUR	$1.09	$1.09
GBP	$1.27	$1.27

Sensitivities (impact to adjusted net income (loss) in millions)	1Q 2024	Full Year 2024
1% change in net yields	$34	$171
1% change in adjusted cruise costs excluding fuel per ALBD	$24	$105
1% change in currency exchange rates	$4	$21
10% change in fuel price	$49	$191
100 basis point change in variable rate debt (including derivatives)	—	$62

Capital Expenditures

The company’s annual capital expenditure forecast for 2024, is as follows:

(in billions)	2024	2025	2026
Contracted newbuild	$2.4	$1.0	$—
Non-newbuild	1.8	1.8	1.8
Total (a)	$4.2	$2.8	$1.8

(a)Future capital expenditures will fluctuate with foreign currency movements relative to the U.S. Dollar. These figures do not include potential ship orders (stage payments and final delivery payments) that the company may place in the future.

Committed Ship Financings

(in billions)	2024	2025
Future export credit facilities at November 30, 2023	$2.3	$0.7

Outstanding Debt Maturities

As of November 30, 2023, the company’s outstanding debt maturities are as follows:

(in billions)	2024	2025	2026
First Lien	$0.0	$0.9	$0.0
Second Lien	0.0	—	—
Export Credits	1.2	1.2	1.2
Convertible Notes	0.4	—	—
All other	0.4	0.2	2.0
Total Principal payments on outstanding debt	$2.1	$2.2	$3.2

Refer to Financial Information within the Investor Relations section of the corporate website for further details on the company’s Debt Maturities: https://www.carnivalcorp.com/financial-information/supplemental-schedules

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EST (3:00 p.m. GMT) today to discuss its earnings release. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s website at www.carnivalcorp.com and www.carnivalplc.com.
Carnival Corporation & plc is the largest global cruise company, and among the largest leisure travel companies, with a portfolio of world-class cruise lines – AIDA Cruises, Carnival Cruise Line, Costa Cruises, Cunard, Holland America Line, P&O Cruises (Australia), P&O Cruises (UK), Princess Cruises, and Seabourn.
Additional information can be found on www.carnivalcorp.com, www.aida.de, www.carnival.com, www.costacruise.com, www.cunard.com, www.hollandamerica.com, www.pocruises.com.au, www.pocruises.com, www.princess.com and www.seabourn.com. For more information on Carnival Corporation’s industry-leading sustainability initiatives, visit www.carnivalsustainability.com.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Jody Venturoni	Beth Roberts
+1 469 797 6380	+1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results

Some of the statements, estimates or projections contained in this document are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, operations, outlooks, plans, goals, reputation, cash flows, liquidity and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “aspiration,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate,” “outlook,” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that relate to our outlook and financial position including, but not limited to, statements regarding:

•Pricing	•Adjusted net income (loss)
•Booking levels	•Adjusted EBITDA
•Occupancy	•Adjusted earnings per share
•Interest, tax and fuel expenses	•Adjusted free cash flow
•Currency exchange rates	•Net per diems
•Goodwill, ship and trademark fair values	•Net yields
•Liquidity and credit ratings	•Adjusted cruise costs per ALBD
•Investment grade leverage metrics	•Adjusted cruise costs excluding fuel per ALBD
•Estimates of ship depreciable lives and residual values	•Adjusted return on invested capital

Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. Additionally, many of these risks and uncertainties are currently, and in the future may continue to be, amplified by our substantial debt balance incurred during the pause of our guest cruise operations. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:

• Events and conditions around the world, including geopolitical uncertainty, war and other military actions, inflation, higher fuel prices, higher interest rates and other general concerns impacting the ability or desire of people to travel have led, and may in the future lead, to a decline in demand for cruises as well as negative impacts to our operating costs and profitability.
•Pandemics have in the past and may in the future have a significant negative impact on our financial condition and operations.
•Incidents concerning our ships, guests or the cruise industry have in the past and may, in the future, negatively impact the satisfaction of our guests and crew and lead to reputational damage.
•Changes in and non-compliance with laws and regulations under which we operate, such as those relating to health, environment, safety and security, data privacy and protection, anti-money laundering, anti-corruption, economic sanctions, trade protection, labor and employment, and tax may be costly and have in the past and may, in the future, lead to litigation, enforcement actions, fines, penalties and reputational damage.
•Factors associated with climate change, including evolving and increasing regulations, increasing global concern about climate change and the shift in climate conscious consumerism and stakeholder scrutiny, and increasing frequency and/or severity of adverse weather conditions could adversely affect our business.
•Inability to meet or achieve our targets, goals, aspirations, initiatives, and our public statements and disclosures regarding them, including those that are related to sustainability matters, may expose us to risks that may adversely impact our business.
•Breaches in data security and lapses in data privacy as well as disruptions and other damages to our principal offices, information technology operations and system networks and failure to keep pace with developments in technology may adversely impact our business operations, the satisfaction of our guests and crew and may lead to reputational damage.

•The loss of key team members, our inability to recruit or retain qualified shoreside and shipboard team members and increased labor costs could have an adverse effect on our business and results of operations.
•Increases in fuel prices, changes in the types of fuel consumed and availability of fuel supply may adversely impact our scheduled itineraries and costs.
•We rely on supply chain vendors who are integral to the operations of our businesses. These vendors and service providers may be unable to deliver on their commitments, which could negatively impact our business.
•Fluctuations in foreign currency exchange rates may adversely impact our financial results.
•Overcapacity and competition in the cruise and land-based vacation industry may negatively impact our cruise sales, pricing and destination options.
•Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments may adversely impact our business operations and the satisfaction of our guests.
•We require a significant amount of cash to service our debt and sustain our operations. Our ability to generate cash depends on many factors, including those beyond our control, and we may not be able to generate cash required to service our debt and sustain our operations.
•Our substantial debt could adversely affect our financial health and operating flexibility.

The ordering of the risk factors set forth above is not intended to reflect our indication of priority or likelihood.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this document, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

Forward-looking and other statements in this document may also address our sustainability progress, plans, and goals (including climate change- and environmental-related matters). In addition, historical, current, and forward-looking sustainability- and climate-related statements may be based on standards and tools for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions and predictions that are subject to change in the future and may not be generally shared.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2023	2022	2023	2022
Revenues
Passenger ticket	$3,510	$2,269	$14,067	$7,022
Onboard and other	1,886	1,570	7,526	5,147
	5,397	3,839	21,593	12,168
Operating Expenses
Commissions, transportation and other	664	489	2,761	1,630
Onboard and other	590	468	2,375	1,528
Payroll and related	605	580	2,373	2,181
Fuel	555	580	2,047	2,157
Food	335	277	1,335	863
Ship and other impairments	—	433	—	440
Other operating	879	840	3,426	2,958
Cruise and tour operating expenses	3,629	3,665	14,317	11,757
Selling and administrative	788	741	2,950	2,515
Depreciation and amortization	596	568	2,370	2,275
	5,013	4,974	19,637	16,547
Operating Income (Loss)	384	(1,135)	1,956	(4,379)
Nonoperating Income (Expense)
Interest income	50	40	233	74
Interest expense, net of capitalized interest	(466)	(448)	(2,066)	(1,609)
Debt extinguishment and modification costs	1	(1)	(111)	(1)
Other income (expense), net	(8)	(57)	(75)	(165)
	(423)	(466)	(2,018)	(1,701)
Income (Loss) Before Income Taxes	(39)	(1,601)	(62)	(6,080)
Income Tax Benefit (Expense), Net	(9)	3	(13)	(14)
Net Income (Loss)	$(48)	$(1,598)	$(74)	$(6,093)

Earnings Per Share
Basic	$(0.04)	$(1.27)	$(0.06)	$(5.16)
Diluted	$(0.04)	$(1.27)	$(0.06)	$(5.16)
Weighted-Average Shares Outstanding - Basic	1,263	1,259	1,262	1,180
Weighted-Average Shares Outstanding - Diluted	1,263	1,259	1,262	1,180

CARNIVAL CORPORATION & PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in millions, except par values)

	November 30,
	2023	2022
ASSETS
Current Assets
Cash and cash equivalents	$2,415	$4,029
Restricted cash	11	1,988
Trade and other receivables, net	556	395
Inventories	528	428
Prepaid expenses and other	1,757	652
Total current assets	5,266	7,492
Property and Equipment, Net	40,116	38,687
Operating Lease Right-of-Use Assets, Net	1,265	1,274
Goodwill	579	579
Other Intangibles	1,169	1,156
Other Assets	725	2,515
	$49,120	$51,703
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$—	$200
Current portion of long-term debt	2,089	2,393
Current portion of operating lease liabilities	149	146
Accounts payable	1,168	1,050
Accrued liabilities and other	2,003	1,942
Customer deposits	6,072	4,874
Total current liabilities	11,481	10,605
Long-Term Debt	28,483	31,953
Long-Term Operating Lease Liabilities	1,170	1,189
Other Long-Term Liabilities	1,105	891

Shareholders’ Equity
Carnival Corporation common stock, $0.01 par value; 1,960 shares authorized; 1,250 shares at 2023 and 1,244 shares at 2022 issued	12	12
Carnival plc ordinary shares, $1.66 par value; 217 shares at 2023 and 2022 issued	361	361
Additional paid-in capital	16,712	16,872
Retained earnings	185	269
Accumulated other comprehensive income (loss)	(1,939)	(1,982)
Treasury stock, 130 shares at 2023 and 2022 of Carnival Corporation and 73 shares at 2023 and 72 shares at 2022 of Carnival plc, at cost	(8,449)	(8,468)
Total shareholders’ equity	6,882	7,065
	$49,120	$51,703

CARNIVAL CORPORATION & PLC
OTHER INFORMATION

	November 30,
OTHER BALANCE SHEET INFORMATION (in millions)	2023	2022
Liquidity (a)	$5,392	$8,635
Debt (current and long-term)	$30,572	$34,546
Customer deposits (current and long-term)	$6,353	$5,089

(a)November 30, 2022 liquidity includes restricted cash from the 2028 Senior Priority Notes which became unrestricted in December 2022.

	Three Months Ended November 30,		Twelve Months Ended November 30,
STATISTICAL INFORMATION	2023	2022	2023	2022
Passenger cruise days (“PCDs”) (in millions) (a)	23.6	18.3	91.4	54.6
ALBDs (in millions) (b)	23.2	21.5	91.3	72.5
Occupancy percentage (c)	101%	85%	100%	75%
Passengers carried (in millions)	3.1	2.5	12.5	7.7

Fuel consumption in metric tons (in millions)	0.7	0.7	2.9	2.6
Fuel consumption in metric tons per thousand ALBDs	31.5	33.4	32.1	36.1
Fuel cost per metric ton consumed	$759	$812	$701	$830

Currencies (USD to 1)
AUD	$0.64	$0.66	$0.66	$0.70
CAD	$0.73	$0.74	$0.74	$0.77
EUR	$1.07	$1.00	$1.08	$1.06
GBP	$1.23	$1.15	$1.24	$1.25

Notes to Statistical Information

(a)PCD represents the number of cruise passengers on a voyage multiplied by the number of revenue-producing ship operating days for that voyage.

(b)ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(c)Occupancy, in accordance with cruise industry practice, is calculated using a numerator of PCDs and a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

	Three Months Ended November 30,		Twelve Months Ended November 30,
(in millions)	2023	2022	2023	2022
Net income (loss)	$(48)	$(1,598)	$(74)	$(6,093)
(Gains) losses on ship sales and impairments	(34)	431	(88)	433
Debt extinguishment and modification costs	(1)	1	111	1
Restructuring expenses	3	20	19	22
Other	(10)	77	33	130
Adjusted net income (loss)	$(90)	$(1,068)	$1	$(5,508)
Interest expense, net of capitalized interest	466	448	2,066	1,609
Interest income	(50)	(40)	(233)	(74)
Income tax benefit (expense), net	24	(3)	28	14
Depreciation and amortization	596	568	2,370	2,275
Adjusted EBITDA	$946	$(96)	$4,231	$(1,684)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2023	2022	2023	2022
Earnings per share - diluted (a)	$(0.04)	$(1.27)	$(0.06)	$(5.16)
(Gains) losses on ship sales and impairments	(0.03)	0.34	(0.07)	0.37
Debt extinguishment and modification costs	—	—	0.09	—
Restructuring expenses	—	0.02	0.01	0.02
Other	(0.01)	0.06	0.03	0.11
Adjusted earnings per share - diluted (a)	$(0.07)	$(0.85)	$0.00	$(4.67)

Weighted-average shares outstanding - diluted (in millions)	1,263	1,259	1,262	1,180

(a)For the fourth quarter and full year 2023, the company’s convertible notes are antidilutive and therefore are not included in diluted weighted-average shares outstanding.

	Three Months Ended November 30,		Twelve Months Ended November 30,
(in millions)	2023	2022	2023	2022
Cash from (used in) operations	$915	$(117)	$4,273	$(1,670)
Capital expenditures (Purchases of Property and Equipment)	(675)	(1,181)	(3,284)	(4,940)
Proceeds from export credits	—	799	1,157	3,142
Adjusted free cash flow	$240	$(499)	$2,146	$(3,468)
(See Non-GAAP Financial Measures)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Data in the below table is compared against 2019 as it is the most recent year of full operations due to the pause and resumption of guest cruise operations.

Gross margin per diems and net per diems were computed by dividing the gross margin and adjusted gross margin by PCDs. Gross margin yields and net yields were computed by dividing the gross margin and adjusted gross margin by ALBDs as follows:

	Three Months Ended November 30,			Twelve Months Ended November 30,
(in millions, except per diems and yields data)	2023	2023 Constant Currency	2019	2023	2023 Constant Currency	2019
Total revenues	$5,397		$4,781	$21,593		$20,825
Less: Cruise and tour operating expenses	(3,629)		(3,077)	(14,317)		(12,909)
Depreciation and amortization	(596)		(554)	(2,370)		(2,160)
Gross margin	1,172		1,151	4,906		5,755
Less: Tour and other revenues	(50)		(91)	(265)		(390)
Add: Payroll and related	605		578	2,373		2,249
Fuel	555		358	2,047		1,562
Food	335		262	1,335		1,083
Ship and other impairments	—		—	—		—
Other operating	879		802	3,426		3,193
Depreciation and amortization	596		554	2,370		2,160
Adjusted gross margin	$4,093	$4,162	$3,614	$16,192	$16,449	$15,613

PCDs	23.6	23.6	22.6	91.4	91.4	93.4

Gross margin per diems (per PCD)	$49.72		$50.89	$53.67		$61.62
Net per diems (per PCD)	$173.60	$176.52	$159.79	$177.13	$179.94	$167.17

ALBDs	23.2	23.2	21.8	91.3	91.3	87.4

Gross margin yields (per ALBD)	$50.47		$52.92	$53.73		$65.83
Net yields (per ALBD)	$176.20	$179.16	$166.16	$177.34	$180.15	$178.59

(See Non-GAAP Financial Measures)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Data in the below table is compared against 2019 as it is the most recent year of full operations due to the pause and resumption of guest cruise operations.

Cruise costs per ALBD, adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD were computed by dividing cruise costs, adjusted cruise costs and adjusted cruise costs excluding fuel by ALBDs as follows:

	Three Months Ended November 30,			Twelve Months Ended November 30,
(in millions, except costs per ALBD data)	2023	2023 Constant Currency	2019	2023	2023 Constant Currency	2019
Cruise and tour operating expenses	$3,629		$3,077	$14,317		$12,909
Selling and administrative expenses	788		667	2,950		2,480
Less: Tour and other expenses	(42)		(76)	(231)		(296)
Cruise costs	4,375		3,667	17,035		15,093
Less: Commissions, transportation and other	(664)		(595)	(2,761)		(2,720)
Onboard and other costs	(590)		(481)	(2,375)		(2,101)
Gains (losses) on ship sales and impairments	34		5	88		16
Restructuring expenses	(3)		(10)	(19)		(10)
Other	—		—	—		(43)
Adjusted cruise costs	3,153	3,196	2,586	11,969	12,130	10,234
Less: Fuel	(555)	(555)	(358)	(2,047)	(2,047)	(1,562)
Adjusted cruise costs excluding fuel	$2,597	$2,641	$2,228	$9,922	$10,083	$8,672

ALBDs	23.2	23.2	21.8	91.3	91.3	87.4

Cruise costs per ALBD	$188.31		$168.58	$186.57		$172.64
% increase (decrease) vs 2019	12%			8.1%
Adjusted cruise costs per ALBD	$135.70	$137.58	$118.89	$131.08	$132.85	$117.07
% increase (decrease) vs 2019	14%	16%		12%	13%
Adjusted cruise costs excluding fuel per ALBD	$111.80	$113.68	$102.44	$108.67	$110.43	$99.20
% increase (decrease) vs 2019	9.1%	11%		9.5%	11%
(See Non-GAAP Financial Measures)

Non-GAAP Financial Measures

We use non-GAAP financial measures and they are provided along with their most comparative U.S. GAAP financial measure:

Non-GAAP Measure	U.S. GAAP Measure	Use Non-GAAP Measure to Assess
•Adjusted net income (loss) and adjusted EBITDA	•Net income (loss)	•Company Performance
•Adjusted earnings per share	•Earnings per share	•Company Performance
•Adjusted free cash flow	•Cash from (used in) operations	•Impact on Liquidity Level
•Net per diems	•Gross margin per diems	•Cruise Segments Performance
•Net yields	•Gross margin yields	•Cruise Segments Performance
•Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD	•Gross cruise costs per ALBD	•Cruise Segments Performance
•Adjusted return on invested capital (“ROIC”)	—	•Company Performance

The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as a substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

Adjusted net income (loss) and adjusted earnings per share provide additional information to us and investors about our future earnings performance by excluding certain gains, losses and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance. We believe that gains and losses on ship sales, impairment charges, debt extinguishment and modification costs, restructuring costs and certain other gains and losses are not part of our core operating business and are not an indication of our future earnings performance.

Adjusted EBITDA provides additional information to us and investors about our core operating profitability by excluding certain gains, losses and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance as well as excluding interest, taxes and depreciation and amortization. In addition, we believe that the presentation of adjusted EBITDA provides additional information to us and investors about our ability to operate our business in compliance with the covenants set forth in our debt agreements. We define adjusted EBITDA as adjusted net income (loss) adjusted for (i) interest, (ii) taxes and (iii) depreciation and amortization. There are material limitations to using adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items that directly affect our net income (loss). These limitations are best addressed by considering the economic effects of the excluded items independently and by considering adjusted EBITDA in conjunction with net income (loss) as calculated in accordance with U.S. GAAP.

Adjusted free cash flow provides additional information to us and investors to assess our ability to repay our debt after making the capital investments required to support ongoing business operations and value creation as well as the impact on the company’s liquidity level. Adjusted free cash flow represents net cash provided by operating activities adjusted for capital expenditures (purchases of property and equipment) and proceeds from export credits that are provided for related capital expenditures. Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt.

Net per diems and net yields enable us and investors to measure the performance of our cruise segments on a per PCD and per ALBD basis. We use adjusted gross margin rather than gross margin to calculate net per diems and net yields. We believe that adjusted gross margin is a more meaningful measure in determining net per diems and net yields than gross margin because it reflects the cruise revenues earned net of only our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees.

Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD enable us and investors to separate the impact of predictable capacity or ALBD changes from price and other changes that affect our business. We believe these non-GAAP measures provide useful information to us and investors and expanded insight to measure our cost performance. Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD are the measures we use to monitor our ability to control our cruise segments’ costs rather than cruise costs per ALBD. We exclude gains and losses on ship sales, impairment charges, restructuring costs and certain other gains and losses that we believe are not part of our core operating business as well as excluding our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees. We exclude fuel expense to calculate adjusted cruise costs excluding fuel. The price of fuel, over which we have no control, impacts the comparability of period-to-period cost performance. The adjustment to exclude fuel provides us and investors with supplemental information to understand and assess the company’s non-fuel adjusted cruise cost performance. Substantially all of our adjusted cruise costs excluding fuel are largely fixed, except for the impact of changing prices once the number of ALBDs has been determined.

Adjusted ROIC provides additional information to us and investors about our operating performance relative to the capital we have invested in the company. We define adjusted ROIC as the twelve-month adjusted net income (loss) before interest expense and interest income divided by the monthly average of debt plus equity minus construction-in-progress, excess cash, goodwill and intangibles.

Reconciliation of Forecasted Data

We have not provided a reconciliation of forecasted non-GAAP financial measures to the most comparable U.S. GAAP financial measures because preparation of meaningful U.S. GAAP forecasts would require unreasonable effort. We are unable to predict, without unreasonable effort, the future movement of foreign exchange rates and fuel prices. We are unable to determine the future impact of gains and losses on ship sales, impairment charges, debt extinguishment and modification costs, restructuring costs and certain other non-core gains and losses.

Constant Currency

Our operations primarily utilize the U.S. dollar, Australian dollar, euro and sterling as functional currencies to measure results and financial condition. Functional currencies other than the U.S. dollar subject us to foreign currency translational risk. Our operations also have revenues and expenses that are in currencies other than their functional currency, which subject us to foreign currency transactional risk.

Constant currency reporting removes the impact of changes in exchange rates on the translation of our operations plus the transactional impact of changes in exchange rates from revenues and expenses that are denominated in a currency other than the functional currency.

We report adjusted gross margin, net per diems, adjusted cruise costs excluding fuel and adjusted cruise costs excluding fuel per ALBD on a “constant currency” basis assuming the 2023 periods’ currency exchange rates have remained constant with the 2019 periods’ rates. These metrics facilitate a comparative view for the changes in our business in an environment with fluctuating exchange rates.

Examples:

•The translation of our operations with functional currencies other than U.S. dollar to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies.

•Our operations have revenue and expense transactions in currencies other than their functional currency. If their functional currency strengthens against these other currencies, it reduces the functional currency revenues and expenses. If the functional currency weakens against these other currencies, it increases the functional currency revenues and expenses.